                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 26)

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
                 -----------------------------------------------
                        (Name of Subject Company (Issuer)

                        AIMCO Properties, L.P. -- Offeror
    ------------------------------------------------------------------------
    (Names of Filing Persons (Identifying Status as Offeror, Issuer or Other
                                    Person))

                            Limited Partnership Units
                           ---------------------------
                           (Title of Class Securities)

                                      None
                       ----------------------------------
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8081
                     ---------------------------------------
                     Name, address, and telephone numbers of
                    person authorized to receive notices and
                   communications on behalf of filing persons)

                                    Copy To:

                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                   191 Peachtree Street, N.E., Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

                            Calculation of Filing Fee

Transaction valuation*                                     Amount of filing fee
----------------------                                     --------------------
$5,827,333                                                 $1,166

* For purposes of calculating the fee only. This amount assumes the purchase of 485,611.10 units of limited partnership interest of the subject partnership for $12.00 per unit. The amount of the filing fee equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $                     Filing Party:

Form or Registration No.:                      Date Filed:


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [X] third-party tender offer subject to Rule 14d-1       [ ] going-private transaction subject to Rule 13e-3

      [ ] issuer tender offer subject to Rule 13e-4            [X] amendment to Schedule 13D under Rule 13d-2

          -----------------------------------------------------------

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

CUSIP No.         NONE

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  WC, BK

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                               [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER

         B.       SHARED VOTING POWER

                           338,763.4 Units

         C.       SOLE DISPOSITIVE POWER

         D.       SHARED DISPOSITIVE POWER

                           338,763.4 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           338,763.4 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                           [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)


                  Approximately  37.26%

11.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.         NONE

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO-GP, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a) [ ]
                                                                       (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                               [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER

         B.       SHARED VOTING POWER

                           338,763.4 Units

         C.       SOLE DISPOSITIVE POWER

         D.       SHARED DISPOSITIVE POWER

                           338,763.4 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           338,763.4 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                           [ ]
10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately  37.26%

11.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.         NONE

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a) [ ]
                                                                       (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                               [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER


         B.       SHARED VOTING POWER

                           423,522.70 Units

         C.       SOLE DISPOSITIVE POWER

         D.       SHARED DISPOSITIVE POWER

                           423,522.70 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           423,522.70 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                           [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately  46.12%

11.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.         NONE


1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  INSIGNIA PROPERTIES, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a) [ ]
                                                                       (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                               [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER


         B.       SHARED VOTING POWER

                           84,759.30 Units

         C.       SOLE DISPOSITIVE POWER


         D.       SHARED DISPOSITIVE POWER

                           84,759.30 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           84,759.30 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                           [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately 9.32%

11.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.         NONE


1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO/IPT, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a) [ ]
                                                                       (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                               [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER


         B.       SHARED VOTING POWER

                           84,759.30 Units

         C.       SOLE DISPOSITIVE POWER


         D.       SHARED DISPOSITIVE POWER

                           84,759.30 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           84,759.30 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                           [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately 9.32%

11.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.         NONE


1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  COOPER RIVER PROPERTIES, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a) [ ]
                                                                       (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                               [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER


         B.       SHARED VOTING POWER

                           67,518.70 Units

         C.       SOLE DISPOSITIVE POWER


         D.       SHARED DISPOSITIVE POWER

                           67,518.70 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           67,518.70 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                           [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately 7.42%

11.      TYPE OF REPORTING PERSON

                  OO

CUSIP No.         NONE


1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  REEDY RIVER PROPERTIES, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a) [ ]
                                                                       (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                               [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER


         B.       SHARED VOTING POWER

                           168,736.50 Units

         C.       SOLE DISPOSITIVE POWER


         D.       SHARED DISPOSITIVE POWER

                           168,736.50 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           168,736.50 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                           [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately 18.52%

11.      TYPE OF REPORTING PERSON

                  OO

            TENDER OFFER STATEMENT/ AMENDMENT NO. 26 TO SCHEDULE 13D

      This Tender Offer Statement on Schedule TO relates to the tender offer by AIMCO Properties, L.P., a California limited partnership, to purchase all of the outstanding units, or such lesser number of units as are properly tendered, of limited partnership interest of Consolidated Capital Institutional Properties/2, a Delaware limited partnership (the "Partnership"), at a price of $12.00 per unit, subject to the conditions set forth in the Offer to Purchase dated February 8, 2001, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constitute the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and Acknowledgment and Agreement are filed with this Schedule TO as Exhibits 1, 2 and 3, respectively. In addition, because AIMCO Properties, L.P. is an affiliate of the Partnership, this Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(1) of the Securities Exchange Act of 1934, as amended. It also serves as Amendment No. 26 to the Schedule 13D filed by AIMCO Properties, L.P. and certain of its affiliates.

      The information in Exhibits 1-3, 5(a)-(c) and 6, respectively, is incorporated in this Schedule TO by reference in answer to items 1 through 11 of Schedule TO and in response to Items 1 through 7 of Schedule 13D.

================================================================================

Item 12.   Exhibits.

           1      Offer to Purchase, dated February 8, 2001.

           2 Letter of Transmittal and related Instructions (included as Annex II to the Offer to Purchase attached as Exhibit (a)(1)).

           3      Acknowledgement and Agreement dated February 8, 2001.

           4 Letter, dated February 8, 2001, from AIMCO Properties, L.P. to the limited partners of the Partnership.

           5(a) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated August 16, 1999 is incorporated herein by this reference.)

           5(b) Amended and Restated Credit Agreement, dated as of March 15, 2000, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999 is incorporated herein by this reference.)

           5(c) First Amendment to $345,000,000 Amended and Restated Credit Agreement, dated as of April 14, 2000, among AIMCO Properties, L.P., Bank of America, as Administrative Agent, and U.S. Bank National Association, as Lender. (Exhibit 10.4 to AIMCO's Current Report on Form 10-Q for quarter ended March 31, 2000 is incorporated herein by this reference.)

           6 Agreement of Joint Filing, dated February 8, 2001, among AIMCO, AIMCO-GP, AIMCO Properties, L.P., Insignia Properties, L.P., AIMCO/IPT, Inc., Cooper River Properties, L.L.C. and Reedy River Properties, L.L.C.

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 8, 2001
                                         AIMCO PROPERTIES, L.P.
                                         By: AIMCO-GP, INC.
                                                  (General Partner)
                                         By: /s/ Patrick J. Foye
                                             ------------------------
                                             Executive Vice President

                                         AIMCO-GP, INC.
                                         By: /s/ Patrick J. Foye
                                             Executive Vice President

                                         APARTMENT INVESTMENT
                                         AND MANAGEMENT COMPANY
                                         By: /s/ Patrick J. Foye
                                             ------------------------
                                             Executive Vice President

                                         COOPER RIVER PROPERTIES, L.L.C.
                                         By: /s/ Patrick J. Foye
                                             ------------------------
                                             Executive Vice President

                                         AIMCO/IPT, INC.
                                         By: /s/ Patrick J. Foye
                                             ------------------------
                                             Executive Vice President

                                         INSIGNIA PROPERTIES, L.P.
                                         By:    AIMCO/IPT, INC.
                                                (General Partner)
                                         By: /s/ Patrick J. Foye
                                             ------------------------
                                             Executive Vice President

                                         REEDY RIVER PROPERTIES, L.L.C.
                                         By: /s/ Patrick J. Foye
                                             ------------------------
                                             Executive Vice President

                                INDEX TO EXHIBITS


EXHIBIT NO.           DESCRIPTION
-----------           -----------

       1              Offer to Purchase, dated February 8, 2001.

       2 Letter of Transmittal and related Instructions (included as Annex II to the Offer to Purchase attached as Exhibit
                      (a)(1)).

       3              Acknowledgement and Agreement dated February 8, 2001.

       4              Letter, dated February 8, 2001, from AIMCO Properties,
                      L.P. to the limited partners of the Partnership.

       5(a) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P.,
                      Bank of America, Bank Boston, N.A., and First Union
                      National Bank. (Exhibit 10.1 to AIMCO's Current Report on
                      Form 8-K, dated August 16, 1999 is incorporated herein by this reference.)

       5(b)           Amended and Restated Credit Agreement, dated as of March
                      15, 2000, among AIMCO Properties, L.P., Bank of America,
                      Bank Boston, N.A., and First Union National Bank. (Exhibit
                      10.20 to AIMCO Properties, L.P.'s Annual Report on Form
                      10-K for the year ended December 31, 1999 is incorporated herein by this reference.)

       5(c)           First Amendment to $345,000,000 Amended and Restated
                      Credit Agreement, dated as of April 14, 2000, among AIMCO
                      Properties, L.P., Bank of America, as Administrative
                      Agent, and U.S. Bank National Association, as Lender.
                      (Exhibit 10.4 to AIMCO's Current Report on Form 10-Q for quarter ended March 31, 2000 is incorporated herein by this reference.)

       6              Agreement of Joint Filing, dated February 8, 2001, among
                      AIMCO, AIMCO-GP, AIMCO Properties, L.P., Insignia
                      Properties, L.P., AIMCO/IPT, Inc., Cooper River
                      Properties, L.L.C. and Reedy River Properties, L.L.C.